ITC Holdings Corp.
Recoupment Policy

Adopted November 26, 2013

It is the policy of the Board of Directors (the “Board”) of ITC Holdings Corp.(the “Company”) that the Board, or the Compensation Committee (the “Committee”) at the Board’s direction, will, as provided below and to the extent permitted by applicable law, recoup bonus or other incentive-based or equity-based compensation paid to, and profits recognized in Company stock sales by, a Company officer who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Officer”), where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement and where such restatement was due to the material non-compliance by the Company, as a result of misconduct, with any financial reporting requirement under securities laws.

Where applicable, each such Officer shall be required to reimburse the Company for an amount equal to the sum of:

•	any bonus or other incentive-based or equity-based compensation received, earned or recognized by the Officer from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (the “SEC”) (whichever occurs first) of the financial document embodying such financial reporting requirement in excess of the amount that would have been received, earned or recognized if the restated financial results had been released instead; and

•	any profits realized by the Officer from the sale of securities of the Company during that 12-month period.

The Board or Committee will determine, in its reasonable discretion and based on all circumstances and factors it deems relevant, the amount, form and timing of recovery from each Officer (which shall be net of any recovery on behalf of the Company as a result of an SEC action pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (15 USC 7243) occurring before or after the Board’s or Committee’s determination). The Board’s or Committee’s determination on all such matters in this policy shall be final and binding.

This policy shall apply to equity-based grants made after the date of adoption of this policy and to incentive cash compensation awards made for performance in years beginning with fiscal 2014. Nothing in this policy is intended to supersede or otherwise limit any right of the SEC to enforce Section 304 of the Sarbanes-Oxley Act of 2002 (15 USC 7243) against any person subject to this policy.

In adopting this policy, the Board acknowledges that the New York Stock Exchange has yet to adopt a listing standard regarding this subject as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. At such time as such listing standard is adopted, the Board will amend or revise this policy to conform to such guidance as necessary.

Consent to the Recoupment Policy of
ITC Holdings Corp.

This agreement (“Agreement”) is made as of      , 2013 by and between ITC Holdings Corp., a Michigan corporation (the “Company”), and        (the “Executive”).

In exchange for any incentive compensation paid to the Executive and other good and valuable consideration, receipt of which is acknowledged, the parties hereby agree as follows:

1. The Executive agrees to be bound fully by the terms of the Company’s Recoupment Policy as in effect from time to time, a copy of the present form of which is attached hereto.

2. In the event it is determined by the Board of Directors of the Company (or a committee thereof) that compensation or stock sale proceeds must be reimbursed by the Executive to the Company in accordance with the Recoupment Policy, the Executive will promptly take any action necessary to effectuate such reimbursement.

3. The Recoupment Policy applies notwithstanding the terms of any plan, policy or agreement under which compensation is granted or the terms of any agreement to which the Executive is a party. This Agreement shall be deemed an amendment to any such agreement now in existence or executed in the future, in each case to the extent necessary to give full effect to the Recoupment Policy.

4. Any amendments to the Recoupment Policy after the date hereof, including any amendments to comply with applicable law or stock exchange requirement, will be applicable to the Executive. If the terms of the Recoupment Policy and this Agreement conflict, the terms of the Recoupment Policy shall prevail.

5. The laws of the State of Michigan, without regard to its conflict of law provisions, shall govern the interpretation and validity of the provisions of this Agreement and all questions relating to this Agreement. This Agreement shall be binding on the Executive and his or her heirs, successors and legal representatives, and on the Company and its successors. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.

6. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and other communications, whether oral or written, pertaining to the subject matter hereof; and, except as provided in paragraph 4 above, this Agreement shall not be modified or amended except by written agreement of the Company and the Executive.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement effective as of the day and year first above written.

[Name of Executive]	ITC Holdings Corp. By:
Its: